                                                                    EXHIBIT 99.7

                     CAL FED BANCORP INC. AND SUBSIDIARIES
                FINANCIAL HIGHLIGHTS OF CONSOLIDATED OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                   FOR THE
                                                                    SEVEN
                                          FOR THE MONTH ENDED   MONTHS ENDED
                                               JULY 31,           JULY 31,
                                          ------------------- -----------------
                                            1996      1995      1996     1995
                                          --------- --------- -------- --------
LOANS ORIGINATED AND PURCHASED, GROSS:
Residential 1-4.......................... $   287.4 $   191.6 $1,610.0 $1,179.0
Multi-family.............................       0.3      13.4     13.7     32.2
Other mortgage loans.....................        --      61.4      0.5     61.8
                                          --------- --------- -------- --------
Total mortgage loans.....................     287.7     266.4  1,624.2  1,273.0
Other loans..............................       9.0       7.6     58.3     58.2
                                          --------- --------- -------- --------
                                          $   296.7 $   274.0 $1,682.5 $1,331.2
                                          ========= ========= ======== ========
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
                                                JULY 31, 1996    JULY 31, 1995
                                               ---------------- ----------------
                                     AVG. RATE BALANCE  PERCENT BALANCE  PERCENT
                                     --------- -------- ------- -------- -------
COMPOSITION OF DEPOSITS:
No minimum term -- checking:
 Tiered checking....................   1.17%   $  679.3    7.7% $  777.8    8.2%
 Non-interest bearing commercial....     --       261.0    3.0     227.4    2.4
No minimum term -- savings:
 Passbook...........................   2.21       448.7    5.1     540.3    5.7
 Money market savings...............   3.67     1,271.1   14.5   1,256.7   13.3
Term:
 Less than 3 months.................   4.43       112.6    1.3      88.7    0.9
 3 months to 6 months...............   4.94       540.2    6.2     481.9    5.1
 7 months to 1 year.................   5.27     2,411.6   27.4   2,858.8   30.2
 13 months to 2 years...............   6.06     2,521.9   28.7   2,531.2   26.7
 25 months to 3 years...............   5.70        64.7    0.7      70.9    0.7
 37 months to 4 years...............   5.62        24.7    0.3      74.7    0.8
 49 months to 5 years...............   6.29       177.3    2.0     230.9    2.4
 Over 5 years.......................   7.11%      274.6    3.1     336.4    3.6
                                               --------  -----  --------  -----
Total consolidated bank deposits....           $8,787.7  100.0% $9,475.7  100.0%
                                               ========  =====  ========  =====
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
                                          JULY 31,            DECEMBER 31,
                                     --------------------  --------------------
                                       1996       1995       1995       1994
                                     ---------  ---------  ---------  ---------
SELECTED ASSET AND LIABILITY DATA
 AS OF:
Total assets.......................  $14,058.3  $14,393.1  $14,320.6  $14,182.4
Cash and investments...............    1,702.9    2,240.0    2,222.7    2,417.7
Mortgage-backed securities, net....    2,106.3    2,605.2    2,366,7    2,513.7
Loans, net.........................    9,830.7    9,085.7    9,303.6    8,747.3
Deposits...........................    8,787.7    9,475.7    9,476.7    8,360.9
Borrowings.........................    4,224.2    3,844.4    3,786.4    4,818.8
NON-PERFORMING ASSETS:
 REO...............................  $    10.9  $    26.2  $    22.2  $    39.1
 Non-accrual loans/past due........      165.7      181.4      206.3      178.2
 Restructured loans................        3.7         --        3.3        5.8
                                     ---------  ---------  ---------  ---------
 Total of non-performing assets....  $   180.3  $   207.6  $   231.8  $   223.1
                                     =========  =========  =========  =========
Ratio of non-performing assets to
 total assets:
 including restructured loans(1)...       1.28%      1.44%      1.62%      1.57%
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
                                                                "AT" JULY 31,
                                                                --------------
                                                                 1996    1995
                                                                ------  ------
WEIGHTED AVERAGE INTEREST RATES:
Yield on net loan portfolio....................................   7.66%   7.85%
Yield on mortgage-backed securities............................   6.74    6.85
Yield on other interest earning assets(2)......................   5.66    5.73
 Yield on interest earning assets..............................   7.30    7.36
Cost of deposits(3)............................................   4.66    4.92
Cost of borrowings.............................................   5.65    6.21
 Cost of interest bearing liabilities..........................   4.98    5.29
Interest rate spread (yield on interest earning assets less
 cost of interest bearing liabilities).........................   2.32    2.07
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(1) Represents the ratio of gross non-accrual loans, restructured loans and real estate acquired in settlement of loans to total assets.
(2) Consists of certificates of deposit, federal funds sold and investment securities.
(3) The cost of deposits has been impacted for hedging activities.

     The information contained herein is unaudited and subject to revision.

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